UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: May 16, 2022

(Date of earliest event reported)

NUTRANOMICS, INC.

(Exact name of registrant as specified in its charter)

Wyoming	N/A	98-0603540
(State of Incorporation)	Commission File Number	(IRS EIN)

605 Portland Ave.

Unit 154

Gladstone, OR 97027

(Address of principal executive offices)

(408) 495-3142

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered.
N/A	N/A	N/A

Item 1.01 Entry into a Material Definitive Agreement

Effective April 28, 2022, NutraNomics completed its full acquisition of DHS Development, Inc. dba The Plant and its affiliates (“Targets”).  Through the Regulation A as a financial instrument, NutraNomics has committed a minimum capital investment of $6.5M over a 12 month disbursement schedule. This capital will primarily fund the purchase of necessary production equipment, provide for tenant improvements to the manufacturing and cultivation facilities for ongoing production of goods, fund additional labor requirements and will support the ongoing purchase of raw materials for use in the manufacturing process. Relevant deal points are as follows:

•NutraNomics acquired 100% of Targets through an equity exchange.

•The following entities will be owned by NutraNomics: DHS Development, Inc. dba The Plant (Type 7 Manufacturing), DHS10, Inc. (Cultivation), RCW Investments LLC (Brand/Formulation IP), Greenbird Distribution.

•The three majority stakeholders of Targets will remain on as top management executives for the Targets. The following individuals are being retained for senior management positions in The Plant: Mattie Cooper, President, Sherratt Reicher, SVP, Chief Strategy Officer, and Clayton Wiedemann, SVP of Sales Engineering and Provisioning.  These members have intricate knowledge of food and plant-based sciences, with extensive executive leadership experience. Additionally, they will all receive appointments to the NutraNomics Board of Directors. Detailed introductions of these executives and their new roles under the new corporate structure are forthcoming.

•NutraNomics' Q1 investment of $1.435M in combination with its contributions to operational support into Targets’ has resulted in significant accomplishments to date. Currently utilizing just 22% of the 30,000 sq. ft. manufacturing facility, the company is on an annualized run-rate expected to exceed $5.4 million, conducting only sales related to contract manufacturing and co-packing services at this time, with an additional six plus products scheduled for quarters two and three. Products including beverage powders, tablets and infused pre-rolls are expected to increase the run-rate 3x more than its current trend as previously mentioned.

•Today the organization operates two shifts totaling 80 employees and expects to double that by year-end.

•Production at full capacity will include more than fifteen different product categories including edibles, inhalables, topicals and beverage products, and more than twenty-four individual products including Concentrates, Vape Cartridges, Pre-Rolls, Distillate Crude as well as Co-packing services. Effective immediately, NutraNomics will assume the lease of a newly constructed, state of the art 58,000 square foot manufacturing and cultivation facility located in the Coachillin’ Industrial Cultivation & Ancillary Canna Business Park, located in Desert Hot Springs, California. With only 22% of the 30,000 square foot manufacturing facility being utilized for current production, the Company is ideally situated for expansion and scalability. Full manufacturing capacity is expected to be reached by mid-summer 2022 at the current rate of growth. The building also features a 28,000 square foot cultivation facility which is expected to be complete and operational by August 2022.

•Assets include California licensing for cannabis cultivation, manufacturing, and distribution, including an active Type 7 extraction license allowing for onsite extraction utilizing hydrocarbon, ethanol, solventless, Co2, as well as volatile solvents which produce exceptional quality extracts. Less than 1% of all California licensees possess a Type 7 extraction license, providing the Company a definitive level of differentiation from competitors in the California market. NutraNomics acquired over two million dollars in equipment and continues to invest into hard assets for extraction, production and materials.

Item 9.01Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Merger
99.1	April 28, 2022 Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Quanta, Inc.

Dated: May 16, 2022	By:	/s/ Jonathan Bishop
Jonathan Bishop, CEO